EXHIBIT 23.1


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 19, 1999 in the post-effective Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-84691) and related Prospectus of Interactive Magic, Inc. for the registration of 616,906 shares of its common stock with respect to the consolidated financial statements of Interactive Magic, Inc. as of December 31, 1997 and December 31, 1998 and our report dated December 3, 1998, except for Note 10, as to which date is February 12, 1999 with respect to the combined financial statements of Multiplayer Games Network, Inc., Tantalus, Inc. and MPG-Net, Inc. as of December 31, 1997 and for the ten months ended October 31, 1998.

                                                           /s/ Ernst & Young LLP

Raleigh, North Carolina
November 24, 1999